Filed Pursuant to Rule 424(b)(5)
Registration No. 333-254441

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated March 18, 2021

PROSPECTUS SUPPLEMENT

(To Prospectus Dated March 18, 2021)

2,000,000 SHARES

CONSTRUCTION PARTNERS, INC.

CLASS A COMMON STOCK

The selling stockholders are selling 2,000,000 shares of our Class A common stock. We will not receive any proceeds from the sale of shares of Class A common stock to be offered by the selling stockholders.

Our shares of Class A common stock trade on the Nasdaq Global Select Market under the symbol “ROAD.” On March 17, 2021, the last sale price of our shares of Class A common stock as reported on the Nasdaq Global Select Market was $32.49 per share.

Investing in our common stock involves substantial risks. Please refer to “Risk Factors” on page S-7 of this prospectus supplement and the risk factors in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to the selling stockholders, before expenses	$	$

(1)	Please refer to “Underwriting” on page S-24 for additional information regarding underwriting compensation.

Delivery of the shares of Class A common stock is expected to be made on or about                 , 2021.

The selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 300,000 shares of Class A common stock at the public offering price less underwriting discounts and commissions.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus supplement or accompanying prospectus. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager

Baird

                , 2021.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

General

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read the entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference herein and therein that are described under “Where You Can Find More Information” in the accompanying prospectus and “Information Incorporated by Reference” in this prospectus supplement and the accompanying prospectus. In the event that the information in this prospectus supplement differs or varies from the accompanying prospectus or any document filed prior to the date of this prospectus supplement and incorporated by reference, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement or the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or to which we have referred you. We have not, and the selling stockholders and the underwriters have not, authorized any other person to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders and the underwriters are only offering to sell, and only seeking offers to buy, shares of our Class A common stock in jurisdictions where offers and sales are permitted.

The information contained in this prospectus supplement and the accompanying prospectus or in any document incorporated herein or therein is accurate and complete only as of the date hereof or thereof, respectively, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our Class A common stock by the selling stockholders or the underwriters. Our business, financial condition, results of operations and prospects may have changed since those dates.

Industry and Market Data

Unless otherwise indicated, information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus concerning our industry, our market share and the markets that we serve is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts) and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets that we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any such information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us.

Unless the context otherwise requires, the information in this prospectus supplement assumes that the underwriters will not exercise their option to purchase additional shares.

PROSPECTUS SUPPLEMENT SUMMARY

The information below is only a summary of more detailed information included elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that is important to you or that you should consider before making a decision to invest in our Class A common stock. Please read this entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference in this prospectus supplement and the accompanying prospectus, including our financial statements, the notes to our financial statements, the section titled “Risk Factors” and other information, carefully. As used in this prospectus supplement, the terms “Company,” “we,” “us” and “our” refer to Construction Partners, Inc. and its subsidiaries, except when the context requires that those terms mean only the parent company or a particular subsidiary, and the term “SunTx” refers to SunTx Capital Management Corp. and its affiliates.

About Construction Partners, Inc.

We are a civil infrastructure company that specializes in the construction and maintenance of roadways across Alabama, Florida, Georgia, North Carolina and South Carolina. Through our wholly owned subsidiaries, we provide a variety of products and services to both public and private infrastructure projects, with an emphasis on highways, roads, bridges, airports, and commercial and residential developments. Consistent with our vertical integration strategy, our primary operations consist of (i) manufacturing and distributing hot mix asphalt (“HMA”) for both internal use and sales to third parties in connection with construction projects, (ii) paving activities, including the construction of roadway base layers and application of asphalt pavement, (iii) site development, including the installation of utility and drainage systems, (iv) mining aggregates, such as sand and gravel, that are used as raw materials in the production of HMA, and (v) distributing liquid asphalt cement for both internal use and sales to third parties in connection with HMA production.

We are an “emerging growth company” within the meaning of the federal securities laws. For as long as we are an emerging growth company, we will not be required to comply with certain requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the reduced disclosure obligations regarding executive compensation in our periodic reports. We intend to take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest to occur of (i) the last day of the fiscal year during which our total revenues equals or exceeds $1.07 billion, (ii) September 30, 2023, which is the last day of the fiscal year following the fifth anniversary of our initial public offering (“IPO”), (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities and (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, the Jumpstart Our Business Startups Act (the “JOBS Act”) provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected not to take advantage of the benefits of this exemption and our election is irrevocable. Therefore, we will not be able to take advantage of this exemption at any time in the future.

Our Offices

Our principal executive offices are located at 290 Healthwest Drive, Suite 2, Dothan, Alabama 36303, and our telephone number at that address is (334) 673-9763. Our website address is www.constructionpartners.net.

Except for any documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus that may be accessed from our website, the information available on or through our website is not part of this prospectus supplement or the accompanying prospectus. You may review filings that we make with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports electronically filed or furnished pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, on the SEC’s website at www.sec.gov.

Recent Developments

COVID-19

We are closely monitoring the impact of the COVID-19 pandemic on all aspects of our business, including its impact on our customers, employees, suppliers and vendors. We have implemented a number of safety measures in response to the pandemic, including, among other things, increased focus on appropriate spacing during “toolbox” meetings and our execution of construction projects, enhanced cleaning and disinfection protocols and added flexibility in the times, locations and manner in which we conduct our work. Notwithstanding these additional safety measures, we did not incur significant disruptions from COVID-19 during the three months ended December 31, 2020, as road construction has been designated a “critical infrastructure” industry and an “essential business” in each state within our footprint, which has allowed us to continue to operate without significant delays related to state and local shelter-in-place orders.

However, due to the continued uncertainties surrounding the COVID-19 pandemic, we are unable to predict the impact that COVID-19 will have on our financial position, operating results and cash flows in future periods. We continue to monitor risks to our business arising from increasing transmission rates of COVID-19, including (i) our need to adopt enhanced safety and cleaning protocols, which have required significant time and attention from our management and workforce, (ii) employee absences, which could adversely affect our productivity and our ability to complete projects in accordance with our contractual obligations, and could require us to temporarily close our facilities or project sites, (iii) potential disruptions in our supply chains for raw materials or equipment, whether as a result of facility closures or otherwise, which could increase our labor and material costs and impair our ability to manufacture HMA, and (iv) the impact of COVID-19 on our customers, which could cause these customers to cancel or delay current or prospective projects or become delinquent in their payments to us for work that we have performed. Several of these risks have materialized in varying degrees, but none of these risks have, individually or in the aggregate, significantly impacted our operations to date.

In addition, we continue to monitor the impact of COVID-19 on fuel and sales tax revenues, which in turn drive funding levels for public projects in our markets as a substantial portion of our revenues each quarter are derived from projects completed for various state Departments of Transportation.

The extent to which our operations may be impacted by the COVID-19 pandemic will depend on future developments, which are highly uncertain and cannot be accurately predicted, including the duration of the pandemic, the rate at which vaccines become available, and actions by government authorities to contain the outbreak or mitigate the impact of the pandemic. Furthermore, the impacts of a potential worsening of economic conditions and the continued disruptions to, and volatility in, the financial markets remain unknown.

North Carolina Acquisitions

During the three months ended December 31, 2020, a subsidiary of the Company purchased four HMA production and paving companies for aggregate consideration of $84.1 million on the following dates and based in the following locations: (i) on October 8, 2020, in Carthage, North Carolina, (ii) on October 30, 2020, in Ahoskie, North Carolina, (iii) on December 3, 2020, in Raleigh, North Carolina, and (iv) on December 18, 2020, in Kitty Hawk, North Carolina. The acquired businesses added thirteen HMA plants in central and eastern North Carolina, providing us with access to additional markets and expanding our footprint in the state.

Promotion of Fred J. Smith, III to President and Chief Executive Officer

On March 2, 2021, we announced that, effective following the close of business on March 31, 2021, our Chief Operating Officer, Fred J. (Jule) Smith, III, will transition to the role of President and Chief Executive Officer. Our current President and Chief Executive Officer, Charles E. Owens, will transition to the role of Vice Chairman of the board of directors as of the same date. In this role, Mr. Owens will remain active in the Company, focusing on strategic business development and broad Company strategy.

THE OFFERING

Class A common stock offered by the selling stockholders	2,000,000 shares (2,300,000 shares if the underwriters’ option to purchase additional shares is exercised in full).

Option to purchase additional shares	The selling stockholders have granted the underwriters a 30-day option to purchase up to an aggregate of 300,000 additional shares of our Class A common stock.

Class A common stock to be outstanding immediately after completion of this offering	35,218,836 shares of Class A common stock.

Class B common stock to be outstanding immediately after completion of this offering	16,572,909 shares of Class B common stock.

Use of proceeds	We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholders in this offering. See “Use of Proceeds.”

Dual class common stock	The rights of the holders of our Class A common stock and our Class B common stock are identical, except with respect to voting rights, conversion rights and certain transfer restrictions applicable to our Class B common stock. See “Description of Capital Stock—Common Stock” in the accompanying prospectus.

Dividend policy	Any determination as to the declaration and payment of dividends will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that our board of directors considers relevant. Holders of our Class A common stock and our Class B common stock are entitled to receive dividends at the same rate.

Nasdaq Global Select Market symbol	“ROAD.”

Risk Factors	You should carefully read and consider the information set forth under the heading “Risk Factors” and other risk factors incorporated by reference into this prospectus supplement and the accompanying prospectus from the filings we make with the SEC, as well as all other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to invest in our Class A common stock.

Except as otherwise indicated, the number of shares of Class A and Class B common stock is based on 35,218,836 and 16,572,909 shares outstanding as of March 17, 2021, respectively, and all share information contained in this prospectus supplement:

●	assumes the underwriters do not exercise their option to purchase additional shares of our Class A common stock;

●	assumes no conversion of shares of Class B common stock into shares of Class A common stock prior to this offering; and

●	excludes shares of our Class A common stock reserved for issuance under the Construction Partners, Inc. 2018 Equity Incentive Plan.

RISK FACTORS

An investment in our Class A common stock involves a high degree of risk. You should carefully consider the following risks, as well as the risks described in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and other filings we make with the SEC incorporated by reference into this prospectus supplement and the accompanying prospectus, and all of the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, before deciding to invest in our Class A common stock. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks. The risks described below relate primarily to ownership of our Class A common stock generally and this offering specifically. These risk factors, together with those incorporated by reference into this prospectus supplement and the accompanying prospectus, are not the only ones facing us. Additional risks not presently known to us or that we currently consider immaterial also may adversely affect us.

Risks Relating to the COVID-19 Pandemic

Our business could be materially and adversely affected by a widespread outbreak of a contagious disease or other similar adverse public health development, such as COVID-19, or fear of such an event, and the measures that federal, state and local governments, agencies, law enforcement and health authorities implement to address it.

Our business could be adversely impacted by the effects of a widespread outbreak of a contagious disease, including the COVID-19 pandemic or a similar adverse public health development, as well as actions taken by federal, state and local governments, agencies, law enforcement and health authorities to contain the outbreak. Such an event in our markets could, among other things, result in employee absences or require us to temporarily close our facilities or project sites, which, in turn, could significantly and adversely affect our productivity and our ability to complete projects in accordance with our contractual obligations. In addition, a disruption in the supply chain for raw materials or equipment, whether as a result of facility closures or otherwise, could increase our labor and materials costs and impair our ability to manufacture HMA. Moreover, our customers – both public and private – who are adversely impacted could cancel or delay current or prospective projects and could become delinquent in their payments to us for work that we have performed. Although several of these risks have materialized in varying degrees as a result of the COVID-19 pandemic, none of these risks, individually or in the aggregate, have significantly impacted our operations to date.

Our business could also be negatively impacted over the medium-to-longer term if the disruptions related to the COVID-19 pandemic decrease consumer confidence generally or significantly prolong the current economic downturn, which could lead to a decline in public and private development projects and thereby reduce demand for our services. An economic slowdown caused by the outbreak of an infectious disease or other similar adverse public health development could cause, and in some cases have caused, the tax revenues received by federal, state and local government agencies to decline and thereby decrease the funding available for public projects. Such developments could (i) impair our ability to undertake construction projects in a typical manner or at all, generate revenues and cash flows, and/or access the capital or lending markets (or significantly increase the costs of doing so); (ii) increase the costs or decrease the supply of raw materials or equipment or the availability of subcontractors and other talent, including as a result of infections or quarantining; and/or (iii) result in the diversion of public funds that otherwise would be available for infrastructure projects to support public health efforts. The inherent uncertainty surrounding COVID-19, due in part to rapidly changing governmental directives, public health challenges and progress, and market reactions thereto, also makes it challenging for our management to estimate the impact of the COVID-19 pandemic on the future performance of our business.

Risks Relating to Ownership of Our Class A Common Stock and this Offering

The dual class structure of our common stock has the effect of concentrating voting control with SunTx and its affiliates, which limits your ability to influence corporate matters.

Our Class B common stock has ten votes per share, and our Class A common stock has one vote per share. As of March 17, 2021, our outstanding Class B common stock represented approximately 82% of the total voting power of our outstanding common stock. The shares of Class B common stock are held almost exclusively by SunTx, its affiliates and certain other members of management. Because of the ten-to-one voting ratio between our Class B common stock and our Class A common stock, the holders of our Class B common stock collectively control a majority of the combined voting power of our common stock and therefore control the outcome of all matters submitted to our stockholders. This concentrated control limits or precludes your ability to influence corporate matters for the foreseeable future.

Future transfers of shares of our Class B common stock generally will result in those shares converting into shares of our Class A common stock, subject to limited exceptions, such as certain transfers to permitted transferees. The conversion of shares of our Class B common stock into our Class A common stock will have the effect, over time, of increasing the relative voting power of each remaining share of Class B common stock.

We have incurred, and expect to continue to incur, substantial costs as a result of being a public company, which may significantly affect our financial condition.

As a public company, we incur significant legal, accounting and other expenses associated with our financial reporting and corporate governance requirements, including requirements under the Sarbanes-Oxley Act and the Dodd-Frank Act of 2010 and rules implemented by the SEC. For example, as a publicly traded company, we are required to adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal control over financial reporting. These rules and regulations have made, and may continue to make, it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers.

For so long as we are an “emerging growth company,” we will not be required to comply with certain disclosure requirements that are applicable to other public companies, and the reduced disclosure requirements applicable to emerging growth companies could make our Class A common stock less attractive to investors.

As an “emerging growth company,” as defined in the JOBS Act, we have taken, and intend to continue to take, advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act (“Section 404”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict whether investors will find our Class A common stock less attractive because we rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock, and our Class A common stock price may be more volatile. We will remain an emerging growth company until the earliest to occur of (i) the last day of the fiscal year during which our total revenues equals or exceeds $1.07 billion, (ii) September 30, 2023, the last day of the fiscal year following the fifth anniversary of our IPO, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities and (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act. In addition, after we are no longer an emerging growth company, we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with those requirements applicable to companies that are not emerging growth companies, including certain requirements Section 404 that do not currently apply to us.

If we are unable to maintain effective internal control over financial reporting, investors could lose confidence in our consolidated financial statements and our Company, which could have a material adverse effect on our stock price.

We have designed and implemented a number of internal controls and other remedial measures that we believe will provide reasonable assurance regarding the reliability of our financial reporting and the preparation of our financial statements in accordance with generally accepted accounting principles in the United States. A failure to maintain effective internal controls could result in a material misstatement of our consolidated financial statements that would not be prevented or detected on a timely basis, which could cause investors to lose confidence in our financial information or cause the trading price of our Class A common stock to decline and impact our liquidity, perceived creditworthiness and ability to complete acquisitions. Our independent registered public accounting firm has not assessed the effectiveness of our internal control over financial reporting and, under the JOBS Act, will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting for so long as we qualify as an emerging growth company, which may increase the risk that weaknesses or deficiencies in our internal control over financial reporting go undetected.

We have incurred, and expect to continue to incur, significant costs related to certain requirements of Section 404. If we are unable to timely comply with such requirements, our profitability, stock price, results of operations and financial condition could be materially adversely affected.

We are required to comply with certain provisions of Section 404, which requires that we document and test our internal control over financial reporting and issue management’s assessment of our internal control over financial reporting. Section 404 also requires that our independent registered public accounting firm opine on those internal controls when we cease to qualify for an exemption from the requirement to provide auditors’ attestation on internal controls afforded to emerging growth companies under the JOBS Act. The out-of-pocket costs, the diversion of management’s attention from running the day-to-day operations and operational changes caused by the need to comply with the requirements of Section 404 have been significant, and we expect to continue to incur substantial costs in connection with our compliance efforts. If we fail to comply with the requirements of Section 404, or if we or our auditors identify and report any material weaknesses, the accuracy and timeliness of the filing of our annual and quarterly reports may be materially adversely affected and could cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our Class A common stock. In addition, a material weakness in the effectiveness of our internal control over financial reporting could result in an increased chance of fraud and the loss of customers, reduce our ability to obtain financing, subject us to investigations by the SEC or other regulatory authorities and require additional expenditures to comply with these requirements, each of which could have a material adverse effect on our business, results of operations and financial condition.

Sales of shares of our Class A common stock in this offering or future sales, or the perception of future sales, by us or our existing stockholders in the public market could cause the market price for our Class A common stock to decline.

As of March 17, 2021, we had outstanding a total of 35,218,836 shares of our Class A common stock and 16,572,909 shares of our Class B common stock that are convertible by the holders thereof at any time into an equal number of shares of our Class A common stock. The sale of shares of our Class A common stock in this offering or future sales, or the perception of future sales, by us or our existing stockholders could harm the prevailing market price of shares of our Class A common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

The 16,572,909 shares of our Class B common stock, representing approximately 32% of our total outstanding shares of common stock as of March 17, 2021, are “restricted securities” within the meaning of Rule 144 and may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration such as Rule 144.

In connection with this offering, we, our directors and executive officers and the selling stockholders have each agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our or their Class A common stock or securities convertible into or exchangeable for shares of such Class A common stock (including Class B common stock) during the period from the date hereof continuing through date that is 30 days after the date hereof, except with the prior written consent of Robert W. Baird & Co. Incorporated. See “Underwriting.”

Upon the expiration of the lock-up agreements described above, approximately 16,872,909 shares (representing the aggregate number of shares of Class A common stock registered for resale and outstanding shares of Class B common stock) of our common stock will be eligible for resale (or 16,572,909 shares if the underwriters’ option to purchase additional shares is exercised in full). In addition, pursuant to a registration rights agreement, SunTx and certain other stockholders will continue to have the right, subject to certain conditions, to require us to register the sale of their shares of common stock under the Securities Act. By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of our Class A common stock to decline. Following completion of this offering, the shares covered by registration rights (including those previously registered under the Securities Act but not yet sold) would represent approximately 27.9% of our total common stock outstanding (or 27.4% if the underwriters’ option to purchase additional shares is exercised in full). Registration of any of these outstanding shares of common stock would result in such shares becoming freely tradable upon effectiveness of the registration statement. Certain other shares held by our affiliates, including our directors, executive officers and SunTx may also be sold in compliance with various exemptions from registration.

As restrictions on resale end or if the stockholders who are party to the registration rights agreement exercise their registration rights, the market price of the shares of our Class A common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our Class A common stock or other securities.

In the future, we may also issue our securities in connection with offerings or acquisitions, and the number of shares issued could constitute a material portion of the then-outstanding shares of Class A common stock. Any such issuance would result in additional dilution to holders of our Class A common stock.

The underwriters of this offering may waive or release parties to the lock-up agreements entered into in connection with this offering, which could adversely affect the price of our Class A common stock.

We, our directors and executive officers and the selling stockholders have each entered into lock-up agreements with respect to our and their respective shares of common stock. As restrictions on resale end, the market price of our Class A common stock could decline if the holders of restricted shares sell them or are perceived by the market as intending to sell them. The underwriters, at any time and without notice, may release all or any portion of the shares of common stock subject to the foregoing lock-up agreements entered into in connection with this offering. If the restrictions under the lock-up agreements are waived, 16,872,909 shares of common stock will be available for sale into the market (or 16,572,909 shares if the underwriters’ option to purchase additional shares is exercised in full), which could reduce the market value for our Class A common stock.

Affiliates of SunTx control us, and their interests may conflict with ours or yours in the future.

Immediately following the completion of this offering, affiliates of SunTx will own approximately 3% of our Class A common stock (or approximately 2% if the underwriters’ option to purchase additional shares is exercised in full) and approximately 87% of our Class B common stock, representing approximately 73% of the combined voting power of our common stock. Each share of our Class B common stock has ten votes per share, and each share of our Class A common stock has one vote per share. As a result, affiliates of SunTx have the ability to elect all of the members of our board of directors and thereby control our policies and operations, including the appointment of management, future issuances of our Class A common stock or other securities, the payment of dividends, if any, on our Class A common stock, the incurrence of debt by us, amendments to our amended and restated certificate of incorporation and amended and restated bylaws, and our entry into extraordinary transactions. This concentration of voting control could deprive you of an opportunity to receive a premium for your shares of our Class A common stock as part of a sale of our Company and ultimately might affect the market price of our Class A common stock. In addition, we have engaged, and expect to continue to engage, in related party transactions involving SunTx and certain companies they control. As a result, the interests of affiliates of SunTx may not in all cases be aligned with your interests.

In addition, SunTx may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you. For example, SunTx could cause us to make acquisitions that increase our indebtedness or cause us to sell revenue-generating assets. SunTx is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Our amended and restated certificate of incorporation provides that none of SunTx, any of its affiliates or any director who is not employed by us or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. SunTx also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

So long as SunTx and its affiliates continue to beneficially own a sufficient number of shares of our Class B common stock, they will continue to be able to effectively control our decisions. For example, assuming our Class B common stock amounted to 15% of our outstanding Class A common stock, we would have 35,218,836 shares of Class A common stock and 5,282,825 shares of Class B common stock as of March 17, 2021. These outstanding shares of Class B common stock would represent approximately 60% of the overall voting power of our common stock. Because our Class B common stock is held almost exclusively by SunTx, its affiliates and certain members of management, SunTx and its affiliates will retain effective control of our decisions even if the amount of outstanding Class B common stock is limited in proportion to the amount of outstanding Class A common stock. Shares of our Class B common stock may be transferred to an unrelated third party if holders of a majority of the shares of our Class B common stock owned by SunTx and its affiliates have consented to such transfer in writing in advance.

We may issue preferred stock with terms that could adversely affect the voting power or value of our Class A common stock.

Our amended and restated certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our Class A common stock with respect to dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our Class A common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or upon the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of our Class A common stock.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws and Delaware corporate law make it more difficult to effect a change in control of our Company, which could adversely affect the price of our Class A common stock.

Certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws and Delaware corporate law could delay or prevent a change in control of our Company, even if that change would be beneficial to our stockholders. Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that may make acquiring control of our Company difficult, including:

●

a dual class common stock structure, which currently provides SunTx and its affiliates and the other holders of our Class B common stock with the ability to control the outcome of matters requiring stockholder approval, so long as they continue to beneficially own a sufficient number of shares of our Class B common stock, even if they own significantly less than 50% of the total number of shares of our outstanding common stock;

●	a classified board of directors with three-year staggered terms;

●	provisions regulating the ability of our stockholders to nominate directors for election or to bring matters for action at annual meetings of our stockholders;

●	limitations on the ability of our stockholders to call a special meeting;

●

the ability of our board of directors to adopt, amend or repeal bylaws, and the requirement that the affirmative vote of holders representing at least 66 2/3% of the voting power of all outstanding shares of capital stock be obtained for stockholders to amend our amended and restated bylaws;

●

the requirement that the affirmative vote of holders representing at least 66 2/3% of the voting power of all outstanding shares of capital stock be obtained to remove directors or amend our amended and restated certificate of incorporation; and

●	the authority of our board of directors to issue and set the terms of preferred stock without the approval of our stockholders.

These provisions also could discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. As a result, these provisions could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders, which may limit the price that investors are willing to pay for shares of our Class A common stock.

Our governing documents designate certain courts as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

Our amended and restated certificate of incorporation provides that, subject to limited exceptions, state courts within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for any: (i) derivative action or proceeding brought on our behalf; (ii) action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (iii) action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law; or (iv) action asserting a claim against us that is governed by the internal affairs doctrine, and that if any action specified above is filed in a court other than a court located within the State of Delaware (each is referred to herein as a foreign action), the claiming party will be deemed to have consented to (a) the personal jurisdiction of state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the exclusive forum provision described above and (b) having service of process made upon such claiming party by service upon such claiming party’s counsel in the foreign action as agent for such claiming party. In addition, our amended and restated bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States are, to the fullest extent permitted by law, the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. These provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions inapplicable to, or unenforceable in respect of, one or more covered proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Because we are a “controlled company” under the listing standards of The Nasdaq Stock Market LLC and the rules of the SEC, our stockholders do not have, and may never have, certain corporate governance protections that are available to stockholders of companies that are not controlled companies.

SunTx and its affiliates control a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” under the listing standards of The Nasdaq Stock Market LLC and SEC rules. As a result, we are not required to comply with certain provisions requiring that (i) a majority of our directors be independent, (ii) the compensation of our executives be determined by independent directors or (iii) nominees for election to our board of directors be selected by independent directors. Because we intend to continue to take advantage of some or all of these exemptions, our stockholders may not have the protections that these rules are intended to provide. Our status as a controlled company could cause our Class A common stock to be less attractive to certain investors or otherwise reduce the trading price of our Class A common stock.

We do not intend to pay cash dividends on our Class A common stock in the foreseeable future, and therefore only appreciation, if any, of the price of our Class A common stock will provide a return to our stockholders.

We currently anticipate that we will retain all future earnings, if any, to finance the growth and development of our business. We do not intend to pay cash dividends on our Class A common stock in the foreseeable future. Any future determination as to the declaration and payment of cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors deemed relevant by our board of directors. In addition, our amended and restated credit agreement with BBVA USA as agent, issuing bank and a lender, and certain other lenders restricts our ability to pay cash dividends. As a result, only appreciation of the price of our Class A common stock, which may not occur, will provide a return to our stockholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and accompanying prospectus, including the documents incorporated by reference, contain forward-looking statements that involve risks and uncertainties, such as statements related to future events, business strategy, future performance, future operations, backlog, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management. All statements other than statements of historical fact may be forward-looking statements. Forward-looking statements are often, but not always, identified by the use of words such as “seek,” “anticipate,” “plan,” “continue,” “estimate,” “expect,” “may,” “will,” “project,” “predict,” “potential,” “targeting,” “intend,” “could,” “might,” “should,” “believe,” “outlook” and similar expressions or their negative. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on management’s belief, based on currently available information, as to the outcome and timing of future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those expressed in such forward-looking statements. When evaluating forward-looking statements, you should consider the risk factors and other cautionary statements described under the heading “Risk Factors” in this prospectus supplement and accompanying prospectus and in our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings we make with the SEC that are incorporated by reference in this prospectus supplement and accompanying prospectus. We believe that the expectations reflected in the forward-looking statements contained in this prospectus supplement and accompanying prospectus are reasonable, but no assurance can be given that these expectations will prove to be correct.

Important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements include, but are not limited to:

●	declines in public infrastructure construction and reductions in government funding, including the funding by transportation authorities and other state and local agencies;

●	risks related to our operating strategy;

●	competition for projects in our local markets;

●	risks associated with our capital-intensive business;

●

a pandemic, such as the COVID-19 pandemic, and the measures that federal, state and local governments take to address it, which may exacerbate one or more of the risks mentioned herein and significantly disrupt or prevent us from operating our business for an extended period;

●

government inquiries, requirements and initiatives, including those related to funding for public or infrastructure construction, land usage, environmental, health and safety matters, and government contracting requirements and other laws and regulations;

●	unfavorable economic conditions and restrictive financing markets;

●	our ability to successfully identify, manage and integrate acquisitions;

●	our ability to obtain sufficient bonding capacity to undertake certain projects;

●	our ability to accurately estimate the overall risks, requirements or costs when we bid on or negotiate contracts that are ultimately awarded to us;

●	the cancellation of a significant number of contracts or our disqualification from bidding for new contracts;

●	risks related to adverse weather conditions;

●	our substantial indebtedness and the restrictions imposed on us by the terms thereof;

●	our ability to maintain favorable relationships with third parties that supply us with equipment and essential supplies;

●	our ability to retain key personnel and maintain satisfactory labor relations;

●	property damage and other claims and insurance coverage issues;

●	the outcome of litigation or disputes, including employment-related, workers’ compensation and breach of contract claims;

●	risks related to our information technology systems and infrastructure, including cybersecurity incidents;

●	our ability to maintain effective internal control over financial reporting; and

●	other events outside of our control.

These factors are not necessarily all of the important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements. Other unknown or unpredictable factors could also cause actual results or events to differ materially from those expressed in the forward-looking statements. All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement. Forward-looking statements contained in this prospectus supplement and accompanying prospectus or included in a document incorporated by reference speak only as of the date hereof or thereof, respectively. We undertake no obligation to update or revise any forward-looking statements after the date on which any such statement is made, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

The selling stockholders identified in this prospectus supplement are selling all of the shares of Class A common stock being sold in this offering, including any shares that may be sold in connection with the underwriters’ option to purchase additional shares. Accordingly, we will not receive any proceeds from the sale of shares of Class A common stock in this offering. The selling stockholders will bear the costs of underwriting discounts and commissions, brokerage fees and underwriter marketing costs in connection with the offering, and we will bear all other expenses.

DIVIDEND POLICY

Any determination as to the declaration and payment of dividends will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that our board of directors considers relevant. In addition, we are a party to a credit agreement that imposes restrictions on our ability to declare a cash dividend on our common stock, unless, after giving effect to such dividend, we would be in compliance with the financial covenants therein and at the time any such dividend is made, no default or event of default exists or would result from the payment of such dividend. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. Holders of our Class A common stock and our Class B common stock are entitled to receive dividends at the same rate.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders in this offering, the shares that the underwriters have agreed to purchase from the selling stockholders and the shares subject to the underwriters’ option to purchase additional shares from the selling stockholders. As required by the terms of our registration rights agreement with the selling stockholders, described in more detail in the accompanying prospectus, we have paid all expenses relating to the registration of the shares of Class A common stock by the selling stockholders under the Securities Act and will pay other offering expenses, except that the selling stockholders will pay all incremental selling expenses relating to the offering, such as underwriters’ commissions and discounts, brokerage fees and underwriter marketing costs. We will not receive any proceeds from the sale of Class A common stock by the selling stockholders. The table below based on information provided to us by the selling stockholders. We have not sought to verify such information. Except as otherwise indicated, we believe that the selling stockholders have sole voting and dispositive power with respect to the shares indicated as beneficially owned.

	Shares Beneficially Owned Prior to Offering(1)		Shares Beneficially Owned After Offering(1)		Additional Shares Offered if Option to Purchase Additional Shares is Exercised in Full	Shares Beneficially Owned After Offering if Option to Purchase Additional Shares is Exercised in Full(1)
Name of Beneficial Holder	Number	Percentage	Number	Percentage		Number	Percentage
SunTx Fulcrum Fund Prime, L.P.(2)	5,611,712	14.3%	4,316,752	11.0%	194,244	4,122,508	10.5%
SunTx Fulcrum Dutch Investors Prime, L.P.(2)	3,055,266	8.2%	2,350,226	6.3%	105,756	2,224,470	6.0%

(1)

Percentage of beneficial ownership is based on 35,218,836 shares of Class A common stock and 16,572,909 shares of Class B common stock outstanding as of March 17, 2021, determined in accordance with Rule 13d-3 under the Exchange Act. For purposes of this table, a person is deemed to have “beneficial ownership” of any shares of Class A common stock that such person has the right to acquire within 60 days, including upon the conversion of Class B common stock to Class A common stock upon the election of the holder. For purposes of computing the percentage of outstanding shares of Class A common stock held by each person or group named above, any share of Class A common stock that such person or group of persons has the right to acquire within 60 days is deemed to be outstanding for the purpose of computing the percentage ownership for such person, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)

SunTx Capital Partners L.P. (“SunTx Partners GP”) is the general partner of each of SunTx Fulcrum Fund Prime, L.P. (“SunTx Fulcrum Fund”) and SunTx Fulcrum Dutch Investors Prime, L.P. (“SunTx Fulcrum Dutch Fund” and, together with SunTx Fulcrum Fund, the “SunTx Funds”). SunTx is the general partner of SunTx Partners GP. Ned N. Fleming, III, our Executive Chairman, serves as the sole stockholder and director of SunTx, and Mark R. Matteson and Craig Jennings, each of whom is a member of our board of directors, serve as executive officers of SunTx. Each of (i) Mr. Fleming, (ii) Mr. Matteson, (iii) Mr. Jennings, (iv) SunTx, as the general partner of SunTx Partners GP, and (v) SunTx Partners GP, as the general partner of each of SunTx Fulcrum Fund and SunTx Fulcrum Dutch Fund, may be deemed to beneficially own shares held by the SunTx Funds. Messrs. Fleming, Matteson and Jennings, as well as SunTx and SunTx Partners GP, disclaim any beneficial ownership of such shares except to the extent of any proportionate pecuniary interest therein. The address of each of Messrs. Fleming, Matteson and Jennings, SunTx, SunTx Partners GP and the SunTx Funds is c/o SunTx, 5420 LBJ Freeway, Suite 1000, Dallas, Texas 75240.

Material Relationships with Selling Stockholders

Board of Directors. Three of our directors, Ned N. Fleming, III, Mark R. Matteson and Craig Jennings, may be deemed to having voting and investment control over the shares of Class A common stock beneficially owned by the selling stockholders, as described in the footnote to the table above. We have entered into indemnification agreements with all of our directors, including Messrs. Fleming, Matteson and Jennings.

Registration Rights Agreement. We are a party to a registration rights agreement with certain of our stockholders, including each of the selling stockholders named in the table above. The agreement provides for certain demand and piggyback registration rights, as well as reimbursement of certain expenses in the event that shares of Class A common stock owned by the selling stockholders are sold pursuant to a registration statement covered by that agreement, such as this offering. See “Selling Stockholders” in the accompanying prospectus.

Secondary Offerings. In September 2019, we entered into an underwriting agreement with BofA Securities, Inc., Robert W. Baird & Co. Incorporated and Raymond James & Associates, Inc. (“Raymond James”), as representatives of the several underwriters named therein, and SunTx CPI Expansion Fund, L.P. (“SunTx Expansion Fund”), SunTx Fulcrum Fund and SunTx Fulcrum Dutch Fund, as selling stockholders, pursuant to which the selling stockholders sold an aggregate of 5,000,000 shares of our Class A common stock at a public offering price of $14.25 per share (the “2019 Secondary Offering”). In October 2019, the underwriters of the 2019 Secondary Offering exercised their option to purchase from the selling stockholders a total of 750,000 shares of our Class A common stock at a price of $14.25 per share, before selling commissions and discounts. We did not receive any proceeds from the sale of shares by the selling stockholders and, pursuant to the registration rights agreement with the selling stockholders, we incurred approximately $0.7 million in expenses in connection with the 2019 Secondary Offering.

In June 2020, we entered into an underwriting agreement with Robert W. Baird & Co. Incorporated and Raymond James, as representatives of the several underwriters named therein, and SunTx Expansion Fund, SunTx Fulcrum Fund and SunTx Fulcrum Dutch Fund, as selling stockholders, pursuant to which the selling stockholders sold an aggregate of 5,750,000 shares of our Class A common stock at a public offering price of $16.50 per share (the “2020 Secondary Offering”). In addition, the underwriters of the 2020 Secondary Offering exercised in full their option to purchase an additional 862,500 shares of Class A common stock from the selling stockholders at a price of $16.50 per share. We did not receive any proceeds from the sale of shares by the selling stockholders and, pursuant to the registration rights agreement with the selling stockholders, we incurred approximately $0.2 million in expenses in connection with the 2020 Secondary Offering.

Management Services Agreement. We are party to a management services agreement with SunTx, an affiliate of each of the selling stockholders. Pursuant to the agreement, SunTx provides management services to the Company, including management services with respect to financing, business strategies and business development, in return for a monthly fee of $83,333, plus an amount not exceeding 2% of the total value of any acquisition, disposition, debt or equity financings by the Company and out-of-pocket expenses. For these management services, we paid SunTx $1.5 million, $1.3 million and $1.4 million during the fiscal years ended September 30, 2018, 2019 and 2020, respectively. The management services agreement expires on October 1, 2023.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our Class A common stock by a non-U.S. holder (as defined below) who holds our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This summary is based on provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect of the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the net investment income tax on certain investment income, U.S. federal gift or estate tax laws, any state, local or non-U.S. tax laws or any tax treaties. In addition, this discussion does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as (without limitation):

●	banks, insurance companies or other financial institutions;

●	tax-exempt or governmental organizations;

●	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

●	broker-dealers or dealers in securities or foreign currencies;

●	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

●	persons subject to the alternative minimum tax;

●	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

●	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

●	persons that acquired our Class A common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

●	certain former citizens or residents of the United States;

●	real estate investment trusts or regulated investment companies;

●

persons that hold our Class A common stock as part of a straddle, constructive sale transaction, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

●	stockholders that own, or are deemed to own, more than five percent (5%) of our outstanding Class A common stock (except to the extent specifically set forth below); and

●	“controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our Class A common stock that is not a “U.S. person” or an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any of the following:

●	an individual who is a citizen or resident of the United States;

●

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

An individual may generally be treated as a resident of the United States in any calendar year for U.S. federal income tax purposes, by, among other ways, being present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of the 183-day calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year are counted. Residents are taxed for U.S. federal income tax purposes as if they were U.S. citizens.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our Class A common stock to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our Class A common stock by such partnership.

Distributions on our Class A Common Stock

Any determination as to the declaration and payment of dividends will be at the discretion of our board of directors and will depend on then-existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that our board of directors considers relevant. We do not plan to make any distributions on our Class A common stock for the foreseeable future. However, in the event we do make distributions of cash or property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent any such distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our Class A common stock and thereafter as capital gain from the sale or exchange of such Class A common stock. See “—Gain on Disposition of our Class A Common Stock” below. Subject to the discussion below under “—Additional Withholding Requirements under FATCA,” dividends paid to a non-U.S. holder with respect to our Class A common stock that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States generally will be subject to U.S. withholding tax at a rate of 30% unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate. Non-U.S. holders that do not timely provide us or our withholding agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty.

Dividends paid to a non-U.S. holder that are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to U.S. persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a non-U.S. corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Gain on Disposition of our Class A Common Stock

Subject to the discussion below under “—Additional Withholding Requirements under FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale or other disposition of our Class A common stock unless:

●

the non-U.S. holder is an individual who is present in the U.S. for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

●

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

●	our Class A common stock constitutes a U.S. real property interest by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point in the list immediately above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A non-U.S. holder whose gain is described in the second bullet point in the list immediately above generally will be taxed on a net income basis at the rates and in the manner generally applicable to U.S. persons (as defined in the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items).

With respect to the third bullet, we believe that we have not been, are not currently, and do not anticipate becoming in the future, a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we are or become a USRPHC, a non-U.S. holder would not be subject to U.S. federal income tax on a sale, exchange or other taxable disposition of shares of our Class A common stock by reason of our status as a USRPHC so long as (i) our Class A common stock is regularly traded on an established securities market during the calendar year in which such sale, exchange or other taxable disposition of shares of our Class A common stock occurs and (ii) such non-U.S. holder does not own and is not deemed to own (directly, indirectly or constructively) more than 5% of our Class A common stock at any time during the relevant period. Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Class A common stock.

Backup Withholding and Information Reporting

Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Class A common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the holder is not a U.S. person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Class A common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our Class A common stock if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. Treasury to, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements, (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law, though, under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

THE SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND SHOULD NOT VIEWED AS TAX ADVICE. PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL GIFT AND ESTATE TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

UNDERWRITING

Robert W. Baird & Co. Incorporated is serving as representative of the underwriters. We, the selling stockholders and the representative, on behalf of the underwriters named below, have entered into an underwriting agreement with respect to the shares of Class A common stock being offered by the selling stockholders hereby. Subject to certain conditions set forth in the underwriting agreement, each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of Class A common stock set forth in the following table.

Underwriters	Number of Shares
Robert W. Baird & Co. Incorporated

Total

The underwriters are committed to take and pay for all of the shares offered by the selling stockholders, if any are taken, other than the shares covered by the option described below. The obligations of the underwriters under the underwriting agreement may be terminated upon the occurrence of certain stated events, including that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering may be terminated.

The selling stockholders have granted the underwriters an option to buy up to an additional 300,000 shares of Class A common stock. The underwriters have 30 days from the date of this prospectus to exercise this option. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above. If any additional shares of Class A common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

If all of the shares are not sold at the public offering price, the underwriters may change the offering price and other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters propose to offer the shares of Class A common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $        per share.

The underwriting fee is equal to the public offering price per share of Class A common stock, less the amount paid by the underwriters to the selling stockholders per share of Class A common stock. The underwriting fee is $        per share. The following table sets forth the per share and total underwriting discounts and commissions to be paid to the underwriters, assuming both no exercise and full exercise of the underwriters’ option to purchase 300,000 additional shares.

Total Fees

Paid by the Selling Stockholders	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing, listing and printing fees, and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $        , which will be paid by us and the selling stockholders. We have agreed to reimburse the underwriters for certain expenses in an amount up to $25,000.

We, our executive officers, our directors and the selling stockholders have agreed with the underwriters, subject to certain limited exceptions, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock (including Class B common stock), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Class A common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise, (iii) file any registration statement with the SEC relating to the offering of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock (including Class B common stock) or (iv) publicly announce an intention to effect any transaction specified in clause (i), (ii) or (iii), for 30 days after the date of this prospectus without first obtaining the written consent of Robert W. Baird & Co. Incorporated. The foregoing restrictions do not apply to, among other transactions, the sale of shares of Class A common stock pursuant to the underwriting agreement.

The underwriters do not expect sales to discretionary accounts to exceed 5% of the total number of shares offered.

Our Class A common stocks listed on the Nasdaq Global Select Market under the symbol “ROAD.”

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act.

Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may effect certain transactions in shares of Class A common stock in the open market in order to prevent or retard a decline in the market price of our Class A common stock while this offering is in progress. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. “Covered” shorts are short positions in an amount not greater than the underwriters’ option described herein, and “naked” shorts are short positions in excess of that amount. In determining the source of shares to close out a “covered” short, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option. A “covered” short may be covered by either exercising the underwriters’ option or purchasing shares in the open market. A “naked” short is more likely to be created if underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market prior to the completion of this offering, and may only be closed out by purchasing shares in the open market. Stabilizing transactions consist of various bids for or purchases of our Class A common stock made by the underwriters in the open market prior to the completion of this offering.

In addition, the underwriters may, pursuant to Regulation M of the Securities Act, also impose a penalty bid, which is when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representative of the underwriters has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or slowing a decline in the market price of our Class A common stock, and together with the imposition of a penalty bid, may stabilize, maintain or otherwise affect the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. If these activities are commenced by the underwriters, they may be discontinued at any time. These transactions may be effected on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

Electronic Distribution

In connection with this offering, certain of the underwriters may distribute prospectuses by electronic means, such as email. In addition, certain of the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers, and allocate a limited number of shares for sale to its online brokerage customers. A prospectus in electronic format is being made available on the website maintained by one or more of the bookrunners of this offering and may be made available on websites maintained by the other underwriters. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not a part of this prospectus or the registration statement of which this prospectus is a part.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, investment research, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may provide from time to time in the future, various financial advisory and investment banking services for us, for which they have received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, certain of the underwriters and their respective affiliates may from time to time effect transactions for their own account or the account of their customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities (including related derivative securities) and financial instruments (including bank loans), and may continue to do so in the future. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in Canada

Our Class A common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of our Class A common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Member State”), no shares of our Class A common stock have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the EU Prospectus Regulation, except that offers of our Class A common stock may be made to the public in that Member State at any time under the following exemptions under the EU Prospectus Regulation:

a.	to any legal entity which is a qualified investor as defined in the EU Prospectus Regulation;

b.

to fewer than 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

c.	in any other circumstances falling within Article 1(4) of the EU Prospectus Regulation;

provided that no such offer shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the EU Prospectus Regulation or a supplemental prospectus pursuant to Article 23 of the EU Prospectus Regulation, and each person who initially acquires our Class A common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the representative and us that it is a “qualified investor” as defined in the EU Prospectus Regulation.

In the case of any Class A common stock being offered to a financial intermediary as that term is used in Article 5 of the EU Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Class A common stock acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Class A common stock to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any Class A common stock in any Member State means the communication in any form and by means of sufficient information on the terms of the offer and the Class A common stock to be offered so as to enable an investor to decide to purchase Class A common stock, the expression “EU Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

Notice to Prospective Investors in the United Kingdom

In relation to the United Kingdom, no shares of our Class A common stock have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares of our Class A Common stock which has been approved by the Financial Conduct Authority in accordance with the UK Prospectus Regulation, except that that offers of shares of our Class A common stock may be made to the public in the United Kingdom at any time under the following exemptions under the UK Prospectus Regulation:

a.	to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

b.	to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of underwriters for any such offer; or

c.

in any other circumstances falling within Article 1(4) of the UK Prospectus Regulation, provided that no such offer of shares of our common stock shall require shall require us or any underwriters to publish a prospectus pursuant to Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

In the United Kingdom, the offering is only addressed to, and is directed only at, “qualified investors” within the meaning of Article 2(e) of the UK Prospectus Regulation, who are also (i) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); (ii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Order; or (iii) persons to whom it may otherwise lawfully be communicated (all such persons being referred to as “relevant persons”). This document must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares of our Class A common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offering and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “UK Prospectus Regulation” means the UK version of Regulation (EU) No 2017/1129 as amended by The Prospectus (Amendment etc.) (EU Exit) Regulations 2019, which is part of UK law by virtue of the European Union (Withdrawal) Act 2018.

Notice to Investors in Switzerland

Our Class A common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to our Class A common stock or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to this offering, us or our Class A common stock has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of our Class A common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of our Class A common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of our Class A common stock.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”) in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of our Class A common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer our Class A common stock without disclosure to investors under Chapter 6D of the Corporations Act.

Our Class A common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring our Class A common stock must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS

The validity of the shares of Class A common stock that are offered hereby will be passed upon by Haynes and Boone, LLP, Dallas, Texas. Certain matters for the selling stockholders will be passed upon by Haynes and Boone, LLP, Dallas, Texas. The underwriters have been represented by Latham & Watkins LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of Construction Partners, Inc. as of September 30, 2020 and 2019 and for each of the years then ended incorporated in this prospectus supplement by reference from the Construction Partners, Inc. Annual Report on Form 10-K for the year ended September 30, 2020 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon incorporated herein by reference, and have been incorporated in this prospectus supplement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we provide in other documents that we file with the SEC. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Any statement contained in a document that is incorporated by reference is automatically updated and superseded if information contained in this prospectus supplement and the accompanying prospectus, or information that we later file with the SEC, modifies and replaces such information. We incorporate by reference the documents listed below and any future documents (other than information “furnished” rather than “filed”) we file with the SEC pursuant to Sections 13(a), 13(c), 14 or l5(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to the termination of the offering:

●	our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, filed with the SEC on December 11, 2020;

●

the information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended September 30, 2020 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on January 15, 2021;

●	our Quarterly Report on Form 10-Q for the quarter ended December 31, 2020, filed with the SEC on February 5, 2021;

●	our Current Reports on Form 8-K, filed with the SEC on October 2, 2020, October 8, 2020, November 2, 2020, December 4, 2020, December 18, 2020, March 2, 2021 and March 8, 2021; and

●

the description of our Class  A common stock contained in Exhibit 4.3 to our Annual Report on Form 10-K, filed with the SEC on December 11, 2020, including any amendments or reports that we may file in the future for the purpose of updating the description of our Class A common stock.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and accompanying prospectus are delivered, upon written or oral request, a copy of any or all of the information that has been incorporated by reference (excluding exhibits, unless the exhibits are specifically incorporated). You may request a copy of this prospectus supplement and accompanying prospectus or any of the incorporated documents at no charge to you by calling us at (334) 673-9763 or by writing to us at Construction Partners, Inc., Attention: Corporate Secretary, 290 Healthwest Drive, Suite 2, Dothan, Alabama 36303.

PROSPECTUS

Construction Partners, Inc.

2,300,000 Shares of Class A Common Stock Offered by the Selling Stockholders

The selling stockholders named in this prospectus may offer and sell up to an aggregate of 2,300,000 shares of our Class A common stock, from time to time, on the terms described in this prospectus or in the applicable prospectus supplement. The selling stockholders may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. If the selling stockholders offer and sell these securities to or through underwriters, dealers or agents, their names and other applicable details will be included in a prospectus supplement. We will not receive any proceeds from the sale of Class A common stock by the selling stockholders covered by this prospectus.

This prospectus provides a general description of the securities that the selling stockholders may offer. To the extent required by applicable law, each time securities are offered, we or the selling stockholders will provide this prospectus and a prospectus supplement, if required, containing more specific information about the specific offering. A prospectus supplement may also add, update or change information contained in this prospectus.

We encourage you to carefully read this prospectus and any applicable prospectus supplement before you invest in our Class A common stock. We also encourage you to read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information on us and for our financial statements.

Our Class A common stock, par value $0.001 per share, is traded on The Nasdaq Global Select Market under the symbol “ROAD.” As of March 17, 2021, the closing price of our Class A common stock was $32.49.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and are subject to reduced public company reporting requirements.

Investing in our Class A common stock involves risks. You should carefully consider the risks described under “Risk Factors” on page 5 of this prospectus, as well as the other information contained or incorporated by reference in this prospectus and the applicable prospectus supplement, before making a decision to invest in our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities described herein or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 18, 2021.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act. Under this shelf registration process, the selling stockholders named in this prospectus may, from time to time, sell up to 2,300,000 shares of our Class A common stock in one or more offerings. This prospectus provides you with a general description of the securities the selling stockholders may offer. Each time the selling stockholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. In addition, if the selling stockholders sell securities to or through underwriters, dealers or agents, their names and other applicable details will be included in a prospectus supplement. Any such prospectus supplement may also add, update or change information contained in this prospectus, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in such prospectus supplement. You should read both the prospectus and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

You should not assume that the information in this prospectus, any accompanying prospectus supplement, any issuer free writing prospectus or any documents that we incorporate by reference into this prospectus, any prospectus supplement or any issuer free writing prospectus is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

We have not authorized any selling stockholder, dealer, salesman or other person to give you any information or to make any representations other than those contained or incorporated by reference in this prospectus, any related prospectus supplement and any related issuer free writing prospectus. You should not rely on any information or representations that are not contained or incorporated by reference in this prospectus, any related prospectus supplement or any related issuer free writing prospectus.

Neither this prospectus nor any prospectus supplement nor any related issuer free writing prospectus shall constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby or thereby in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Delivery of this prospectus, any applicable prospectus supplement or any related issuer free writing prospectus at any time does not imply that the information contained herein or therein is correct as of any time subsequent to the date hereof or thereof.

When used in this prospectus, any supplement to this prospectus or any related issuer free writing prospectus, the terms “CPI,” the “Company,” “we,” “our” and “us” refer to Construction Partners, Inc. and its consolidated subsidiaries, unless otherwise indicated or the context otherwise requires.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains forward-looking statements that involve risks and uncertainties, such as statements related to future events, business strategy, future performance, future operations, backlog, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management. All statements other than statements of historical fact may be forward-looking statements. Forward-looking statements are often, but not always, identified by the use of words such as “seek,” “anticipate,” “plan,” “continue,” “estimate,” “expect,” “may,” “will,” “project,” “predict,” “potential,” “targeting,” “intend,” “could,” “might,” “should,” “believe” and similar expressions or their negative. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on management’s belief, based on currently available information, as to the outcome and timing of future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those expressed in such forward-looking statements. When evaluating forward-looking statements, you should consider the risk factors and other cautionary statements described under the heading “Risk Factors” in this prospectus and any applicable prospectus supplement and in our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings we make with the SEC that are incorporated by reference herein and elsewhere in this prospectus or any applicable prospectus supplement. We believe that the expectations reflected in the forward-looking statements contained in this prospectus are reasonable, but these expectations may prove to be incorrect.

Important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements include, but are not limited to:

•	declines in public infrastructure construction and reductions in government funding, including the funding by transportation authorities and other state and local agencies;

•	risks related to our operating strategy;

•	competition for projects in our local markets;

•	risks associated with our capital-intensive business;

•

a pandemic, such as the pandemic related to the novel strain of coronavirus known as COVID-19, and the measures that federal, state and local governments take to address it, which may exacerbate one or more of the risks mentioned herein and significantly disrupt or prevent us from operating our business for an extended period;

•

government inquiries, requirements and initiatives, including those related to funding for public infrastructure construction, land usage, environmental, health and safety matters, and governmental contracting requirements and other laws and regulations;

•	unfavorable economic conditions and restrictive financing markets;

•	our ability to successfully identify, manage and integrate acquisitions;

•	our ability to obtain sufficient bonding capacity to undertake certain projects;

•	our ability to accurately estimate the overall risks, requirements or costs when we bid on or negotiate contracts that are ultimately awarded to us;

•	the cancellation of a significant number of contracts or our disqualification from bidding for new contracts;

•	risks related to adverse weather conditions;

•	our substantial indebtedness and the restrictions imposed on us by the terms thereof;

•	our ability to maintain favorable relationships with third parties that supply us with equipment and essential supplies;

•	our ability to retain key personnel and maintain satisfactory labor relations;

•	property damage and other claims and insurance coverage issues;

•	the outcome of litigation or disputes, including employment-related, workers’ compensation and breach of contract claims;

•	risks related to our information technology systems and infrastructure, including cybersecurity incidents;

•	our ability to maintain effective internal control over financial reporting; and

•	other events outside of our control.

These factors are not necessarily all of the important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements. Other unknown or unpredictable factors could also cause actual results or events to differ materially from those expressed in the forward-looking statements. All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement. Forward-looking statements contained in this prospectus or any applicable prospectus supplement or included in a document incorporated by reference herein or therein speak only as of the date hereof or thereof, respectively. We undertake no obligation to update or revise any forward-looking statements after the date on which any such statement is made, whether as a result of new information, future events or otherwise, except as required by law.

ABOUT CONSTRUCTION PARTNERS, INC.

We are a civil infrastructure company that specializes in the construction and maintenance of roadways across Alabama, Florida, Georgia, North Carolina and South Carolina. Through our wholly owned subsidiaries, we provide a variety of products and services to both public and private infrastructure projects, with an emphasis on highways, roads, bridges, airports, and commercial and residential developments. Consistent with our vertical integration strategy, our primary operations consist of (i) manufacturing and distributing hot mix asphalt (“HMA”) for both internal use and sales to third parties in connection with construction projects, (ii) paving activities, including the construction of roadway base layers and application of asphalt pavement, (iii) site development, including the installation of utility and drainage systems, (iv) mining aggregates, such as sand and gravel, that are used as raw materials in the production of HMA, and (v) distributing liquid asphalt cement for both internal use and sales to third parties in connection with HMA production.

We are an “emerging growth company” within the meaning of the federal securities laws. For as long as we are an emerging growth company, we will not be required to comply with certain requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and the reduced disclosure obligations regarding executive compensation in our periodic reports. We intend to take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest to occur of (i) the last day of the fiscal year during which our total revenues equals or exceeds $1.07 billion, (ii) September 30, 2023, which is the last day of the fiscal year following the fifth anniversary of our initial public offering, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities and (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our principal executive offices are located at 290 Healthwest Drive, Suite 2, Dothan, Alabama 36303, and our telephone number at that address is (334) 673-9763. Our website address is www.constructionpartners.net. Except for any documents that are incorporated by reference into this prospectus that may be accessed from our website, the information available on or through our website is not part of this prospectus. You may review filings that we make with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports electronically filed or furnished pursuant to Section 15(d) of the Exchange Act, on the SEC’s website at www.sec.gov.

RISK FACTORS

An investment in our Class A common stock involves risks. Investors should carefully consider the risks and uncertainties and all other information contained or incorporated by reference in this prospectus, including the risks and uncertainties discussed under “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other documents incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act and the risk factors and other information contained in the applicable prospectus supplement.

Any of these risks and uncertainties could materially and adversely affect our business, results of operations and financial condition. The trading price of our Class A common stock could decline due to the occurrence of any of these risks and uncertainties, and investors could lose all or part of their investment. In assessing these risks and uncertainties, investors should also refer to the information contained or incorporated by reference in our other filings with the SEC.

USE OF PROCEEDS

The selling stockholders may offer and sell up to an aggregate of 2,300,000 shares of our Class A common stock from time to time under this prospectus. We will not receive proceeds of any sale of securities by selling stockholders.

PLAN OF DISTRIBUTION

Selling stockholders may use this prospectus in connection with sales of up to 2,300,000 shares of our Class A common stock from time to time in one or more transactions (which may involve block transactions). Sales of shares by the selling stockholders pursuant to this prospectus may, from time to time, be made on any stock exchange, market or trading facility on which the shares are traded or in private transactions. Sales may be made directly or through agents designated from time to time, or through dealers or underwriters to be designated or in negotiated transactions. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Class A common stock.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The shares of Class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. In particular, the selling stockholders (including any of their donees, pledgees, transferees or other successors-in-interest) may sell or distribute the shares, from time to time, by any one or more of the following methods:

•	through a firm commitment or best efforts underwriting;

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale or in the over-the-counter market;

•

through a block trade (which may involve crosses) in which the seller’s broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the lending of such securities;

•	through the distribution of such securities by the selling stockholders to their partners, members, beneficiaries or shareholders;

•	through purchases by a broker or dealer as principal and resale by the broker or dealer for their account pursuant to this prospectus;

•	through exchange distributions and/or secondary distributions or in the over-the-counter market in accordance with the rules of The Nasdaq Global Select Market or the applicable exchange;

•	through ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through privately negotiated transactions;

•	through put or call option transactions;

•	by pledge to secure debts and other obligations or on foreclosure of a pledge;

•	through short sales;

•	through a combination of any such methods of sale; or

•	through any other method permitted by applicable law.

The selling stockholders may decide not to sell any shares of Class A common stock. The selling stockholders may sell all or a portion of the shares beneficially owned by them and offered hereby from time to time directly to other purchasers or through one or more agents, underwriters or broker-dealers. Any selling agent, underwriter or broker-dealer may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, from purchasers of shares for whom they act as agents, or from both sources. That compensation may be in excess of customary commissions. The selling stockholders and any broker-dealers, agents and underwriters that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with the sales. Any commissions or concessions, and any profits on the sale of shares and any discounts, received by the selling stockholders and any such broker-dealers, agents or underwriters may be deemed to be underwriting discounts and commissions. Because the selling stockholders and any other selling stockholder, broker, dealer or agent may be deemed to be an “underwriter” within the meaning of the Securities Act, the selling stockholders and any other selling stockholder, broker, dealer or agent may be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of the Securities Act (including, without limitation, Sections 11, 12 and 17 thereof) and Rule 10b-5 under the Exchange Act.

As of the date of this prospectus, we have not engaged any underwriter, broker, dealer or agent in connection with any distribution of securities pursuant to this prospectus by selling stockholders. Upon our notification by a selling stockholder that any material arrangement has been entered into by that selling stockholder with an underwriter or broker-dealer (or if we enter into such an agreement) for the sale of shares through a sale on The Nasdaq Global Select Market, a privately negotiated transaction, a block trade, a purchase of shares by an underwriter or broker-dealer or through another of the manners of offer and sale described above, we will file an amendment to this prospectus or a supplemental prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the name of the selling stockholder;

•	the number of shares being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

Under the securities laws of some states, the shares of Class A common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Class A common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling stockholders may also sell shares of Class A common stock covered by this prospectus pursuant to Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of Class A common stock by other means not described in this prospectus, including, among other things, through distributions to the selling stockholders’ beneficiaries, general partners and/or limited partners.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The selling stockholders and any other person participating in the sale or distribution of the shares of Class A common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder (including, without limitation, Regulation M of the Exchange Act), which may restrict certain activities of, and limit the timing of purchases and sales of any of the shares of Class A common stock by, the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Class A common stock to engage in market-making and certain other activities with respect to the shares of Class A common stock. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the shares of Class A common stock in the market. All of the foregoing may affect the marketability of the shares of Class A common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Class A common stock.

At any time at which a particular offer of the shares of Class A common stock is made by the selling stockholders or their donees, pledgees, transferees or other successors-in-interest, a revised prospectus or prospectus supplement, if required, will be distributed. Such prospectus supplement and related post-effective amendment, if required, will be filed with the SEC to reflect the disclosure of any required additional information with respect to the distribution of the shares of Class A common stock. We may suspend the sale of shares by the selling stockholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

The selling stockholders are parties to a registration rights agreement with us. A copy of the registration rights agreement was filed with the SEC and is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. For a more detailed description of the terms of the registration rights agreement, see the discussion under the heading “Selling Stockholders.”

Once sold under the registration statement of which this prospectus forms a part, the Class A common stock held by the selling stockholders will be freely tradable by the purchasers of such securities, other than our affiliates.

SELLING STOCKHOLDERS

This prospectus covers and includes the resale by certain selling stockholders from time to time of up to 2,300,000 shares of our Class A common stock. The selling stockholders may, from time to time, offer and sell any or all of the shares of Class A common stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “selling stockholders” in this prospectus, we mean the selling stockholders listed below and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of selling stockholders’ interest in our Class A common stock other than through a public sale.

No offer or sale under this prospectus may be made by a stockholder unless that stockholder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement that has become effective. We may supplement or amend this prospectus to include additional selling stockholders. Information for each additional selling stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling stockholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling stockholder and the number of shares registered on its behalf.

The following table sets forth, as of the date of this prospectus, the names of the selling stockholders, the beneficial ownership of the selling stockholders of Class A common stock, the aggregate number of shares of Class A common stock that such selling stockholders may offer pursuant to this prospectus and information with respect to shares to be beneficially owned assuming all of the shares of Class A common stock covered hereby are sold.

	Class A Common Stock Beneficially Owned Prior to Offering(1)		Class A Common Stock Offered Hereby	Class A Common Stock Beneficially Owned After Completion of the Offering(2)
Name of Beneficial Holder	Shares	Percentage	Shares	Shares	Percentage
SunTx Fulcrum Fund Prime, L.P.(3)	5,611,712	14.3%	1,489,204	4,122,508	10.5%
SunTx Fulcrum Dutch Investors Prime, L.P.(3)	3,055,266	8.2%	810,796	2,244,470	6.0%

*	Represents less than one percent.
(1)

Percentage of beneficial ownership is based on 35,218,836 shares of Class A common stock and 16,572,909 shares of Class B common stock outstanding as of March 17, 2021. The shares of Class A common stock shown in the table include shares issuable upon conversion of outstanding shares of Class B common stock. Each share of Class B common stock is convertible into one share of Class A common stock at any time at the election of the holder thereof. See “Description of Capital Stock.” The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed a “beneficial owner” of Class A common stock if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of the shares of Class A common stock. A person is also deemed to be a beneficial owner of any shares of Class A common stock that such person has the right to acquire beneficial ownership of within 60 days, including upon the conversion of Class B common stock to Class A common stock upon the election of the holder. For purposes of computing the percentage of outstanding shares of Class A common stock held by each person or group named above, any shares of Class A common stock that such person or group of persons has the right to acquire within 60 days is deemed to be outstanding for the purpose of computing the percentage ownership for such person, but is not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person.

(2)

We do not know when or in what amounts the selling stockholders will offer shares for sale, if at all. The selling stockholders may sell any or all of the shares covered by this prospectus. Because the selling stockholders may offer all or some of the shares from time to time pursuant to this prospectus, we cannot estimate the number of shares that will be held by the selling stockholders after completion of the offering.

However, for purposes of this table, we have assumed that after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.
(3)

SunTx Capital Partners L.P. (“SunTx Partners GP”) is the general partner of each of SunTx Fulcrum Fund Prime, L.P. (“SunTx Fulcrum Fund”) and SunTx Fulcrum Dutch Investors Prime, L.P. (“SunTx Fulcrum Dutch Fund,” and together with SunTx Fulcrum Fund, the “SunTx Funds”). SunTx Capital Management Corp. (“SunTx Capital Management”) is the general partner of SunTx Partners GP. Ned N. Fleming, III, our Executive Chairman, is the sole shareholder and director of SunTx Capital Management. Craig Jennings and Mark R. Matteson, each a director of the Company, are executive officers of SunTx Capital Management. Each of SunTx Partners GP, SunTx Capital Management, Mr. Fleming, Mr. Jennings and Mr. Matteson may be deemed to beneficially own securities of the Company held by certain of the SunTx Funds. Each such entity and person disclaims beneficial ownership of such securities except to the extent of its or his pecuniary interest therein. The business address of each of the foregoing persons and entities is c/o SunTx Capital Management Corp., 5420 LBJ Freeway, Suite 1000, Dallas, Texas 75240.

Material Relationships with Selling Stockholders

Board of Directors

Three of our directors, Ned N. Fleming, III, Mark R. Matteson and Craig Jennings, may be deemed to have voting and investment control over the shares of Class A common stock beneficially owned by the selling stockholders, as described in footnote 3 to the table above. We have entered into indemnification agreements with all of our directors, including Messrs. Fleming, Matteson and Jennings.

Registration Rights Agreement

We are a party to a registration rights agreement with the selling stockholders listed in the table above and certain other related parties, pursuant to which such parties have certain demand and “piggyback” registration rights with respect to shares of Class A common stock owned by such entities or their affiliates. We have prepared this prospectus and the registration statement of which it is a part to fulfill certain of our registration requirements with respect to the shares of our Class A common stock beneficially owned by the selling stockholders and listed in the table above. Under the registration rights agreement, we are required to pay all out-of-pocket expenses in connection with a registration, including filing and registration fees, printing costs, fees and expenses of our legal counsel and independent registered public accountants and fees and expenses for one legal counsel for the selling stockholders. The selling stockholders must pay all incremental selling expenses relating to the offering, such as underwriters’ commissions and discounts, brokerage fees, underwriter marketing costs and any additional legal counsel engaged by the selling stockholders. Pursuant to the terms of the registration rights agreement, we agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act, and the selling stockholders have agreed to indemnify us against certain liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in a registration statement or prospectus or any amendment thereof or supplement thereto.

Secondary Offerings

In September 2019, we entered into an underwriting agreement with BofA Securities, Inc., Robert W. Baird & Co. Incorporated and Raymond James & Associates, Inc. (“Raymond James”), as representatives of the several underwriters named therein, and SunTx CPI Expansion Fund, L.P. (“SunTx Expansion Fund”), SunTx Fulcrum Fund and SunTx Fulcrum Dutch Fund, as selling stockholders, pursuant to which the selling stockholders sold an aggregate of 5,000,000 shares of our Class A common stock at a public offering price of $14.25 per share (the “2019 Secondary Offering”). In October 2019, the underwriters of the 2019 Secondary Offering exercised their option to purchase from the selling stockholders a total of 750,000 shares of our Class A common stock at a price of $14.25 per share, before selling commissions and discounts. We did not receive any proceeds from the sale of shares by the selling stockholders and, pursuant to the registration rights agreement with the selling stockholders, we incurred approximately $0.7 million in expenses in connection with the 2019 Secondary Offering.

In June 2020, we entered into an underwriting agreement with Robert W. Baird & Co. Incorporated and Raymond James, as representatives of the several underwriters named therein, and SunTx Expansion Fund, SunTx Fulcrum Fund and SunTx Fulcrum Dutch Fund, as selling stockholders, pursuant to which the selling stockholders sold an aggregate of 5,750,000 shares of our Class A common stock at a public offering price of $16.50 per share (the “2020 Secondary Offering”). In addition, the underwriters of the 2020 Secondary Offering exercised in full their option to purchase an additional 862,500 shares of Class A common stock from the selling stockholders at a price of $16.50 per share. We did not receive any proceeds from the sale of shares by the selling stockholders and, pursuant to the registration rights agreement with the selling stockholders, we incurred approximately $0.2 million in expenses in connection with the 2020 Secondary Offering.

Management Services Agreement

We are party to a management services agreement with SunTx Capital Management, an affiliate of the selling stockholders. Pursuant to the agreement, SunTx Capital Management provides management services to the Company, including management services with respect to financing, business strategies and business development, in return for a monthly fee of $83,333, plus an amount not exceeding 2% of the total value of any acquisition, disposition, debt or equity financings by the Company and out-of-pocket expenses. For these management services, we paid SunTx Capital Management $1.5 million, $1.3 million and $1.4 million during the fiscal years ended September 30, 2018, 2019 and 2020, respectively. The management services agreement expires on October 1, 2023.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our capital stock. It does not purport to be complete and is subject to and qualified in its entirety by our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), our Amended and Restated Bylaws (as amended by an Amendment to the Amended and Restated Bylaws, the “Bylaws”), and the General Corporation Law of the State of Delaware (“DGCL”). Copies of the Certificate of Incorporation and Bylaws are filed with the SEC as exhibits to the documents that are incorporated by reference into the registration statement of which this prospectus is a part.

Authorized Capital Stock

Under the Certificate of Incorporation, our authorized capital stock consists of:

•	400,000,000 shares of Class A common stock, par value $0.001 per share;

•	100,000,000 shares of Class B common stock, par value $0.001 per share; and

•	10,000,000 shares of undesignated preferred stock, par value $0.001 per share.

As of March 17, 2021, we had 35,218,836 shares of Class A common stock outstanding, 16,572,909 shares of Class B common stock outstanding and no shares of undesignated preferred stock issued or outstanding. As of March 17, 2021, we had reserved 1,697,466 additional shares of Class A common stock for issuance under our various stock and compensation incentive plans. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Dividend Rights

Holders of Class A common stock and Class B common stock are entitled to receive dividends at the same rate if, as and when declared by our board of directors, out of our legally available assets, in cash, property, shares of our common stock or other securities, after the payment of dividends required to be paid on our outstanding preferred stock, if any.

Voting Rights

The holders of Class A common stock are entitled to one vote per share. The holders of Class B common stock are entitled to ten votes per share. The holders of Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of stockholders, including the election of directors, unless otherwise required by applicable law, the Certificate of Incorporation or the Bylaws. Neither class of our common stock has cumulative voting rights in the election of directors.

Liquidation Rights

Upon our liquidation, dissolution or winding up or upon a sale or disposition of all or substantially all of our assets, the assets legally available for distribution to our stockholders will be distributable ratably among the holders of Class A common stock and Class B common stock treated as a single class, subject to the prior satisfaction of all outstanding debts and other liabilities and the preferential rights and liquidation preferences to be paid on our outstanding preferred stock, if any.

Conversion Rights

Class A common stock is not convertible into any other shares of our capital stock. Shares of Class B common stock are convertible into shares of Class A common stock at any time at the option of the holder or upon any transfer, except for certain transfers described in the Certificate of Incorporation. In addition, upon the election of the holders of a majority of the then-outstanding shares of Class B common stock, all outstanding shares of Class B common stock will be converted into shares of Class A common stock. Once converted into shares of Class A common stock, shares of Class B common stock will not be reissued.

Modification of Rights

The Certificate of Incorporation provides that we will not amend, alter, repeal or waive certain provisions of the Certificate of Incorporation, or adopt any provision inconsistent therewith or effect any reclassification of the shares of Class A common stock or Class B common stock, unless such action is first approved by the affirmative vote or written consent of the holders of a majority of the then-outstanding shares of Class B common stock, voting as a separate class, and, to the fullest extent permitted by law, the holders of Class A common stock will have no right to vote thereon. However, this provision is subject to any other vote required by applicable law, and under Section 242(b)(2) of the DGCL, holders of Class A common stock would be entitled to vote as a class upon a proposed action, whether or not entitled to vote by the Certificate of Incorporation, if such action would increase or decrease the par value of Class A common stock, or alter or change the powers, preferences or special rights thereof so as to affect them adversely.

Other Matters

Neither the holders of Class A common stock nor the holders of Class B common stock have sinking fund or redemption provisions or preemptive rights. All outstanding shares of each class of our common stock are, and the shares of Class A common stock to be sold in this offering will be, fully paid and non-assessable.

Transfer Agent and Registrar

Continental Stock Transfer & Trust Company is the transfer agent and registrar for each class of our common stock.

Exchange Listing

Our Class A common stock is listed on The Nasdaq Global Select Market under the symbol “ROAD.” Our Class B common stock is not listed on any stock market or exchange.

Preferred Stock

The Certificate of Incorporation authorizes our board of directors to establish one or more series of preferred stock and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions. Unless required by law or by any rules adopted by The Nasdaq Stock Market LLC, these authorized shares of preferred stock will be available for issuance without further action by our stockholders. We could issue a series of preferred stock that, depending on its terms, may impede or discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which they might receive a premium over the market price for their shares of Class A common stock. Additionally, the issuance of preferred stock may adversely affect the holders of Class A common stock by restricting dividends on Class A common stock, diluting the voting power of Class A common stock or subordinating the liquidation rights of Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.

If we offer shares of preferred stock, we will file as an exhibit to the registration statement of which this prospectus forms a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering. This description and the applicable prospectus supplement will include:

•	the title and stated value;

•	the number of shares authorized;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date, and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise such redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	voting rights, if any, of the preferred stock;

•	preemptive rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	a discussion of any material United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•

any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

The transfer agent, registrar, and dividend disbursement agent, if any, for a series of preferred stock will be named in a prospectus supplement. The registrar for shares of preferred stock will send notices to stockholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

Certain Provisions of the Certificate of Incorporation and Bylaws

The Certificate of Incorporation and Bylaws of the Company contain certain provisions that may delay, defer or prevent a change in control of the Company.

Dual Class Structure

The Certificate of Incorporation provides for a dual class structure, under which each share of our Class A common stock has one vote per share and each share of our Class B common stock has ten votes per share. Because of our dual class structure, certain of our stockholders are able to control all matters submitted to our stockholders for approval, even if they own significantly less than 50% of the aggregate number of shares of all classes of our outstanding common stock. This concentrated control could discourage others from initiating a potential merger, takeover or other change of control transaction that other stockholders may view as being in their best interests.

Authorized but Unissued Capital Stock

The Certificate of Incorporation authorizes shares of Class A common stock, Class B common stock and preferred stock that are unissued and unreserved.

Classified Board

The Certificate of Incorporation and Bylaws classify the board of directors into three classes of directors as nearly equal in number as possible, each of which will serve for three years, with one class of directors being elected each year. This classification of directors will make it more difficult for stockholders to change the composition of our board of directors. The Certificate of Incorporation and Bylaws provide that, subject to any rights of holders of preferred stock, if any, to elect additional directors under specified circumstances, the number of directors may be fixed from time to time exclusively pursuant to a resolution adopted by our board of directors.

Removal of Directors; Vacancies

The Certificate of Incorporation provides that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all then-outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, that once no shares of our Class B common stock remain outstanding, directors may only be removed for cause, and then only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock entitled to vote thereon, voting together as a single class. In addition, the Certificate of Incorporation provides that, subject to the rights granted to one or more series of preferred stock then outstanding, if any, any vacancies on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or by the stockholders; provided, however, that once no shares of our Class B common stock remain outstanding, any newly created directorship on our board of directors that results from an increase in the number of directors and any vacancy occurring on our board of directors may only be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director and not by stockholders.

Special Meetings

The Certificate of Incorporation and Bylaws provide that special meetings of our stockholders may be called only by the Chairman of the board of directors, Chief Executive Officer, the board of directors or at the request of the holders of 25% of the Class B common stock. The Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

Advance Notice Requirement

The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee thereof. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. The Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Bylaws allow the chairman of a meeting of the stockholders to adopt rules and regulations for the conduct of the meeting that may have the effect of precluding the conduct of certain business at such meeting if such rules and regulations are not followed. These provisions may also deter, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect his, her or its own slate of directors or otherwise attempting to influence or obtain control of our Company.

Business Combinations

The Certificate of Incorporation provides that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that such stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, such stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to such time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by such stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with his, her or its affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock. For purposes of this section only, “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

Under certain circumstances, this provision will make it more difficult for a person who would be an interested stockholder to effect various business combinations with our Company for a three-year period. This provision may encourage companies interested in acquiring our Company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

The Certificate of Incorporation provides that SunTx Capital Management and its affiliates, any of their respective direct or indirect transferees and any group as to which such persons are a party do not constitute interested stockholders for purposes of this provision.

No Cumulative Voting

The Certificate of Incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all our directors.

Limitation of Liability of Directors

The Certificate of Incorporation generally provides that, to the fullest extent permitted by the DGCL, no director shall be liable to the Company or its stockholders for monetary damages for breach of certain fiduciary duties as a director. Under the DGCL, a director’s liability may not be eliminated:

•	for any breach(es) of the director’s duty of loyalty to us or to our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for certain unlawful dividend payments or stock redemptions or repurchases; and

•	for any transaction from which the director derives an improper personal benefit.

The Bylaws provide that we must generally indemnify, and advance expenses to, our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for certain liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and officers.

The limitation of liability, indemnification and advancement provisions in the Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for a breach of their fiduciary duties. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Supermajority Voting

The Certificate of Incorporation and the Bylaws provide that our board of directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the Bylaws without a stockholder vote in any matter. For as long as shares of our Class B common stock remain outstanding, any alteration, amendment, change, addition, rescission or repeal of the Bylaws by our stockholders requires the affirmative vote of a majority in voting power of the outstanding shares of our stock present in person or represented by proxy and entitled to vote on such alteration, amendment, change, addition, rescission or repeal. Once no shares of our Class B common stock remain outstanding, any alteration, amendment, change, addition, rescission or repeal of the Bylaws by our stockholders requires the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of our stock entitled to vote thereon, voting together as a single class.

The Certificate of Incorporation provides that once no shares of our Class B common stock remain outstanding, certain provisions of the Certificate of Incorporation may be altered, amended, changed, added to, rescinded or repealed only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of our stock entitled to vote thereon, voting together as a single class.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Exclusive Forum Clause

The Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for any: (i) derivative action or proceeding brought on behalf of our Company; (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of our Company to our Company or our stockholders; (iii) action asserting a claim against our Company or any director or officer of our Company arising pursuant to any provision of the DGCL; or (iv) action asserting a claim governed by the internal affairs doctrine, in each such case subject to such court having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in the Certificate of Incorporation. In addition, the Bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States are, to the fullest extent permitted by law, the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. However, the enforceability of similar forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions unenforceable. These provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities to be hereby offered by the selling stockholders will be passed upon by Haynes and Boone, LLP, Dallas, Texas. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Construction Partners, Inc. as of September 30, 2020 and 2019 and for each of the years then ended incorporated in this prospectus by reference from the Construction Partners, Inc. Annual Report on Form 10-K for the year ended September 30, 2020 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon incorporated herein by reference, and have been incorporated in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

MATERIAL CHANGES

There have been no material changes to our business or results of operations since September 30, 2020 that have not been described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements and other information regarding registrants that are filed electronically with the SEC.

These documents are also available, free of charge, through the Investors section of our website, which is located at www.constructionpartners.net.

We have filed with the SEC a registration statement under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement for free at www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Documents by Reference” are also available on our website, www.constructionpartners.net.

We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we provide in other documents that we file with the SEC. The information incorporated by reference is an important part of this prospectus and any prospectus supplement. Any statement contained in a document that is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus and any prospectus supplement, or information that we later file with the SEC, modifies and replaces this information. We incorporate by reference the following documents that we have filed with the SEC (other than information “furnished” rather than “filed”):

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, filed with the SEC on December 11, 2020;

•	our Quarterly Report on Form 10-Q for the quarter ended December 31, 2020, filed with the SEC on February 5, 2021;

•

the information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended September 30, 2020 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on January 15, 2021;

•	our Current Reports on Form 8-K, filed with the SEC on October 2, 2020, October 8, 2020, November 2, 2020, December 4, 2020, December 18, 2020, March 2, 2021 and March 8, 2021; and

•

the description of our Class  A common stock contained in Exhibit 4.3 to our Annual Report on Form 10-K, filed with the SEC on December 11, 2020, including any amendments or reports that we may file in the future for the purpose of updating the description of our Class A common stock.

In addition, all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding, for clarity, any information furnished to, but not filed with, the SEC) (i) after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of such registration statement and (ii) after the date of this prospectus, in each case, will be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the dates of the filing of such documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the information that has been incorporated by reference into this prospectus (excluding exhibits, unless the exhibits are specifically incorporated). You may request a copy of this prospectus or any of the incorporated documents at no charge to you by calling us at (334) 673-9763 or by writing to us at Construction Partners, Inc., Attention: Corporate Secretary, 290 Healthwest Drive, Suite 2, Dothan, Alabama 36303. Our incorporated reports and other documents may be also accessed at our website, www.constructionpartners.net, or by contacting the SEC as described above in “Where You Can Find More Information.” The information contained on our website does not constitute a part of this prospectus, and our website address supplied above is intended to be an inactive textual reference only and not an active hyperlink to our website.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from the information contained in this prospectus. This prospectus speaks only as of its date unless the information specifically indicates that another date applies. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

Class A Common Stock

2,000,000 Shares

CONSTRUCTION PARTNERS, INC.

PROSPECTUS SUPPLEMENT

Baird

                , 2021